EXHIBIT (p)3(b)



FRANKLIN TEMPLETON INVESTMENTS

SUMMARY OF CHANGES TO THE CODE OF ETHICS
----------------------------------------
MAY 2003
--------

Changes were made to Part 6, Section 6.1B-Securities not requiring preclearance.
                                          --------------------------------------

     o   Removed the 100 Share de-minimis rule

     o Revised the 500 Share rule to include any security on ANY exchange. Previous rule restricted the rule to be used on securities listed on the NYSE or Nasdaq National Market System only.

Effective as of May 2003, Part 6, Section 6.1B of the Franklin Templeton Investments Code of Ethics and Policy Statement on Insider Trading now reads as follows to reflect the above changes:

6.1   PRIOR APPROVAL OF SECURITIES TRANSACTIONS

      .....

      B.  SECURITIES NOT REQUIRING PRECLEARANCE
          -------------------------------------

      The securities enumerated below do not require preclearance under the Code. However, all other provisions of the Code apply, including, but not limited to: (i) the prohibited transaction provisions contained in Part 3.4 such as front-running; (ii) the additional compliance requirements applicable to portfolio persons contained in Part 4, (iii) the applicable reporting requirements contained in Part 5; and (iv) insider trading prohibitions.

You need NOT pre-clear transactions in the following securities:

      (1) FRANKLIN RESOURCES, INC., AND ITS AFFILIATES. Purchases and sales of securities of Franklin Resources, Inc., closed-end funds of the Franklin Templeton Group, or real estate investment trusts advised by Franklin Properties Inc., as these securities cannot be purchased on behalf of our advisory clients.(11)

      (2)  SMALL QUANTITIES.
           o Transactions of 500 shares or less of any security regardless of where it is traded in any 30 day period; or
           o Transactions of 1000 shares or less of the top 50 securities by volume during the previous calendar quarter on the NYSE or NASDAQ NMS(does not include Small Cap or OTC) in any 30 day period.
           o Transactions in municipal bonds with a face value of $100,000 or less.

      HOWEVER, YOU MAY NOT EXECUTE ANY TRANSACTION, REGARDLESS OF QUANTITY, IF YOU LEARN THAT THE FUNDS ARE ACTIVE IN THE SECURITY. IT WILL BE PRESUMED THAT YOU HAVE KNOWLEDGE OF FUND ACTIVITY IN THE SECURITY IF, AMONG OTHER THINGS, YOU ARE DENIED APPROVAL TO GO FORWARD WITH A TRANSACTION REQUEST.

      (3) DIVIDEND REINVESTMENT PLANS: Transactions made pursuant to dividend reinvestment plans ("DRIPs") do not require preclearance regardless of quantity or Fund activity.

      (4) GOVERNMENT OBLIGATIONS. Transactions in securities issued or guaranteed by the governments of the United States, Canada, the United Kingdom, France, Germany, Switzerland, Italy and Japan, or their agencies or instrumentalities, or derivatives thereof.

      (5) PAYROLL DEDUCTION PLANS. Securities purchased by an employee's spouse pursuant to a payroll deduction program, provided the access person has previously notified the Compliance Department in writing that the spouse will be participating in the payroll deduction program.

      (6) EMPLOYER STOCK OPTION PROGRAMS. Transactions involving the exercise and/or purchase by an access person or an access person's spouse of securities pursuant to a program sponsored by a corporation employing the access person or spouse.

      (7) PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

      (8) TENDER OFFERS. Transactions in securities pursuant to a bona fide tender offer made for any and all such securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding securities of a class of securities of an issuer must be precleared.

      (9) NOT ELIGIBLE FOR FUNDS AND CLIENTS. Transactions in any securities that are prohibited investments for all Funds and clients advised by the entity employing the access person.

      (10) NO INVESTMENT CONTROL. Transactions effected for an account or entity over which you do not have or share investment control (i.e., an account where someone else exercises complete investment control).

      (11) NO BENEFICIAL OWNERSHIP. Transactions in which you do not acquire or dispose of direct or indirect beneficial ownership (i.e., an account where in you have no financial interest).

      (12) ETFS AND HOLDRS. Transactions in Exchange-Traded Funds and Holding Company Depository Receipts (Holdrs).

      Although an access person's securities transaction may be exempt from preclearing, such transactions must comply with the prohibited transaction provisions of Section 3.4 above. Additionally, you may not trade any securities as to which you have "inside information" (see attached Franklin Templeton Investments' Policy Statement on Insider Trading). If you have any questions, contact a Preclearance Officer before engaging in the transaction. If you have any doubt whether you have or might acquire direct or indirect beneficial ownership or have or share investment control over an account or entity in a particular transaction, or whether a transaction involves a security covered by the Code, you should consult with a Preclearance Officer before engaging in the transaction.

--------------

(11) Officers, directors and certain other key management personnel who perform significant policy-making functions of Franklin Resources, Inc., the closed-end funds, and/or real estate investment trusts may have ownership reporting requirements in addition to these reporting requirements. Contact the Legal Compliance Department for additional information. See also the "Insider Trading Policy" attached.